Inuvo Revenue Increases 79.3% Year-Over-Year to $22.7 Million for the Second Quarter of 2022

Inuvo management to host conference call at 10:00 AM ET today, Monday, August 15, 2022

LITTLE ROCK, AR, August 15, 2022 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the second quarter ended June 30, 2022.

Richard Howe, CEO of Inuvo, stated, “We had another exceptionally strong quarter as demonstrated by a 79.3% year-over-year increase in revenue to $22.7 million for the three months ended June 30, 2022. We also achieved a 77.4% year-over-year increase in revenue to $41.3 million for the six months ended June 30, 2022. Importantly, we have realized approximately 15% compounded quarterly growth rate over the two-year period between Q2 of 2020 and Q2 of 2022. Both the Search and Social ValidClick and Programmatic IntentKey platforms experienced significant growth in the three and six months ended June 30, 2022.”

Mr. Howe added, “We believe the industry we serve is not prepared for the implications of a consumer privacy led future where consumer data is no longer available to facilitate behavioral targeting of advertising. Most of an advertisers’ return on advertising spend is related to the use of 3rd party cookies and consumer data. The industry we serve is rapidly changing, and within the next two years, we anticipate cookies will be eliminated on all major platforms including Apple and Google. This poses an immediate threat to existing incumbent advertising technology and data companies. Currently, we estimate that 75% of the media purchase opportunities within the open web either do not have a consumer cookie ID, or that cookie ID does not persist the next day. This disruptive change, already well underway within the industry provides Inuvo a unique opportunity to rapidly capture market share, while incumbents continue to develop and deploy variations on outdated technologies poorly aligned with the future.”

Financial Results for the Three and Six Month Ended June 30, 2022
Net revenue for the second quarter ended June 30, 2022 totaled $22.7 million, an increase of 79.3% as compared to $12.6 million for the same period last year. Net revenue for the six months ended June 30, 2022 totaled $41.3 million, an increase of 77.4% compared to $23.3 million for the same period last year.

IntentKey programmatic platform revenue for the three months and six months ended June 30, 2022 exceeded the same period last year by 197% and 232%, respectively. ValidClick search and social platform revenue for the three and six months ended June 30, 2022 exceeded the same period last year by 44% and 35%, respectively. Revenue split between IntentKey and ValidClick was roughly 38% versus 62% for the three months ended June 30, 2022, which compares to 23% and 77%, respectively, for the same period last year.

Cost of revenue for the second quarter ended June 30, 2022, totaled $9.3 million as compared to $2.3 million for the same period last year. Cost of revenue for the six months ended June 30, 2022, totaled $18.0 million as compared to $3.7 million for the same period last year. The increase in the cost of revenue for the three months and six months ended June 30, 2022 as compared to the same period last year was related to the acquisition of new customers and growth of IntentKey as a percentage of revenue.

Gross profit for the three and six months ended June 30, 2022 totaled $13.4 million and $23.3 million, respectively as compared to $10.4 million and $19.5 million, respectively, for the same period last year.

Gross profit margin for the three and six months ended June 30, 2022 was 59.1% and 56.5%, respectively as compared to 82.1% and 84.1%, respectively, for the same period last year. The IntentKey platform has a lower gross margin than the ValidClick platform but has a greater overall net margin than the ValidClick platform. The gross margin decreased as IntentKey revenue became a greater percentage of net revenue.

Operating expenses for the three months ended June 30, 2022 totaled $16.2 million, an increase of 27.0% as compared to $12.8 million for the same period last year. Operating expenses for the six months ended June 30, 2022 totaled $28.3 million, an increase of 15.2% as compared to $24.5 million for the same period last year. Operating expenses for the three and six months ended June 30, 2022 included a one-time marketing expense of $1.4 million related to fraudulent media purchased from a prominent advertising platform, from whom the Company expects reimbursement. The company has withheld payment of an equivalent amount of payables due to this advertising platform.

Other expense/income for the three and six months ended June 30, 2022 included an expense of approximately $395 thousand and $377 thousand, respectively, from unrealized losses on trading securities. Other expense/income for the three months ended June 30, 2021 included approximately $25 thousand from unrealized gains on trading securities, and for the six month period ended June 30, 2021, other expense/income included income of approximately $495 thousand due to the reversal of deferred revenue from a one-time contract cancellation.

Net loss for the second quarter of 2022 totaled $3.2 million, or $0.03 per basic and diluted share, as compared to net loss of $2.4 million, or $0.02 per basic and diluted share, for the same period last year. Net loss for the six months ended June 30, 2022 totaled $5.3 million, or $0.04 per basic and diluted share, as compared to net loss of $4.5 million, or $0.04 per basic and diluted share, for the same period last year.

Net loss in the second quarter included $1.3 million non-cash depreciation, amortization, and stock compensation and for the six-month period those same items were $2.7 million. The net loss also includes $1.4 million dollars of expense related to the fraudulent media described above and $395 thousand of marked to market losses of which, by August 12th, had regained approximately $300 thousand.

Adjusted EBITDA was a loss of approximately $142 thousand in the second quarter of 2022, compared to a loss of approximately $965 thousand for the same period last year. Adjusted EBITDA was a loss of approximately $859 thousand for the six months ended June 30, 2022, compared to a loss of approximately $1.8 million for the same period last year.

Liquidity and Capital Resources:
On June 30, 2022, Inuvo had $8.4 million in cash, cash equivalents and marketable securities, $8.9 million of working capital, an unused working capital facility of $5 million and no debt.

As of June 30, 2022, Inuvo had 119,873,869 common shares issued and outstanding.

Conference Call Details:
Date: Monday, August 15, 2022
Time: 10:00 a.m. Eastern Time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225
Conference ID: 3117716
Webcast Link: HERE

A telephone replay will be available through Monday, August 29, 2022. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code 3117716 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 as filed on March 17, 2022, our Quarterly Reports on Form 10-Q, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
David Waldman / Natalya Rudman
Crescendo Communications, LLC
Tel: (212) 671-1020
inuv@crescendo-ir.com

(Tables follow)

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2022	2021	2022	2021
Net revenue	$22,651,305	$12,635,583	$41,260,672	$23,253,392
Cost of revenue	9,273,589	2,264,020	17,935,095	3,708,079
Gross profit	13,377,716	10,371,563	23,325,577	19,545,313
Operating expenses
Marketing costs	10,988,409	8,213,140	18,157,858	15,518,924
Compensation	3,215,890	2,880,217	6,373,596	5,618,084
General and administrative	2,011,237	1,676,890	3,737,909	3,401,868
Total operating expenses	16,215,536	12,770,247	28,269,363	24,538,876
Operating loss	(2,837,820)	(2,398,684)	(4,943,786)	(4,993,563)
Interest expense (income), net	3,070	(7,991)	2,071	(30,380)
Other income (loss), net	(395,177)	24,548	(377,475)	494,548
Net loss	(3,229,927)	(2,382,127)	(5,319,190)	(4,529,395)
Other comprehensive income
Unrealized loss on marketable securities	(124,253)	-	(222,409)	-
Comprehensive loss	(3,354,180)	(2,382,127)	(5,541,599)	(4,529,395)

Earnings per share, basic and diluted
Net loss income	(0.03)	(0.02)	(0.04)	(0.04)
Weighted average shares outstanding
Basic	119,827,944	116,497,035	118,788,819	116,497,035
Diluted	119,827,944	116,497,035	118,788,819	116,497,035

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30	December 31

	2022	2021
Assets

Cash and cash equivalent	$6,373,070	$10,475,964
Marketable securities-short term	2,044,601	1,927,979
Accounts receivable, net	13,094,811	9,265,813
Prepaid expenses and other current assets	1,074,366	1,408,186
Total current assets	22,586,848	23,077,942

Property and equipment, net	1,688,478	1,506,766

Intangible assets, net of accumulated amortization	6,141,541	6,720,585
Goodwill	9,853,342	9,853,342
Other assets	2,209,980	2,838,439

Total assets	$42,480,189	$43,997,074

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,246,536	$4,844,716
Accrued expenses and other current liabilities	7,422,403	5,817,823
Total current liabilities	13,668,939	10,662,539

Long-term liabilities	304,895	526,540

Total stockholders' equity	28,506,355	32,807,995
Total liabilities and stockholders' equity	$42,480,189	$43,997,074

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2022	2021	2022	2021
Net loss	($3,229,927)	$(2,382,127)	$(5,319,190)	$(4,529,395)
Interest (Income) Expense	($3,070)	7,991	2,071	30,380
Depreciation	372,939	314,106	729,732	619,634
Amortization	270,563	537,530	627,741	1,086,730
EBITDA	(2,589,495)	(1,522,500)	(3,959,646)	(2,792,651)
Stock-based compensation	684,376	557,602	1,355,534	952,472

Non-recurring transactions: Expense of fraudulent media	1,367,800	-	1,367,800	-
Unrealized loss on investments	395,177	-	377,475	-

Adjusted EBITDA	(142,142)	(964,898)	(858,837)	(1,840,179)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA
We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.